Exhibit 99.77I

Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended September 30, 2011

Sub-Item 77I:                                  Terms of new or amended securities

Effective July 25, 2011, Artisan Growth Opportunities Fund and Artisan Value Fund offer Institutional Shares to institutional and other investors. The new class was initially offered pursuant to a prospectus dated July 25, 2011 for the Institutional Shares of Artisan Growth Opportunities Fund and Artisan Value Fund.  The amendment to the amended and restated articles of incorporation for Artisan Partners Funds, Inc. relating to the Institutional Shares of Artisan Growth Opportunities Fund and Artisan Value Fund was filed as exhibit (a)(21) to post-effective amendment no. 51 to the registration statement of Artisan Partners Fund, Inc., Securities Act file number 33-88316, filed on July 25, 2011.